United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 24, 2004
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	0-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Item 7: Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release issued by Applied Signal Technology, Inc. on August 24, 2004
99.2	Transcript of conference call held on August 24, 2004

Item 12: Disclosure of Results of Operations and Financial Condition

The information being furnished in this Item 12 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act except as shall be expressly set forth by specific reference in such filing. On August 24, 2004, Applied Signal Technology, Inc. issued a press release regarding its financial results for the third quarter of fiscal year 2004 ended July 30, 2004.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.  On August 24, 2004, Applied Signal Technology, Inc. hosted a conference call with investors and others to discuss the financial results for the third quarter of fiscal year 2004. A copy of the transcript of the registrant’s conference call on August 24, 2004 is attached as Exhibit 99.2 and incorporated by reference herein.

Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereinto duly authorized

Applied Signal Technology, Inc. (Registrant)
Date: August 26, 2004	/s/ Gary L. Yancey Gary L. Yancey, President, Chief Executive Officer, and Chairman of the Board

Exhibit Index

Exhibit Number
99.1	Press Release issued by Applied Signal Technology, Inc. on August 24, 2004
99.2	Transcript of conference call held on August 24, 2004

Exhibit 99.1
Press Release issued by Applied Signal Technology, Inc. on August 24, 2004

Press Release

For Immediate Release
Contact:
James Doyle
Chief Financial Officer
or
Alice Delgado
Investor Relations
(408) 749-1888

APPLIED SIGNAL TECHNOLOGY, INC.
ANNOUNCES THIRD QUARTER OPERATING RESULTS

Sunnyvale, CA. August 24, 2004 - Applied Signal Technology, Inc. (NASDAQ - APSG) announced its operating results for the third quarter of fiscal year 2004 ended July 30, 2004.

Revenues for the third quarter of fiscal year 2004 were $38,275,000 representing a 47% increase compared with revenues of $26,002,000 recorded during the third quarter of fiscal year 2003. Revenues for the first nine months of fiscal year 2004 were $103,380,000 up 56% from revenues of $66,261,000 recorded during the first nine months of fiscal year 2003.

Operating income for the third quarter of fiscal year 2004 was $5,602,000 compared with operating income of $1,915,000 recorded during the third quarter of fiscal year 2003. Operating income increased for the third quarter of fiscal year 2004 due, in part, to a growth in revenues and, in part, to improved program profitability that included finalizing all the terms of several of our larger cost-reimbursable, development contracts. The Company does not recognize profit on its contracts until all terms are finalized. The operating income for the first nine months of fiscal year 2004 was $13,490,000 compared with operating income of $6,435,000 recorded during the first nine months of fiscal year 2003. The increase in operating income for the first nine months of fiscal year 2004 is due, in part, to a growth in revenues and, in part, to an increase in program profitability generated from the sale of certain products.

Net income for the third quarter of fiscal year 2004 was $3,459,000 or $0.29 per diluted share, an increase of 100% when compared to the third quarter of fiscal year 2003 net income of $1,730,000 or $0.16 per diluted share. Net income for the first nine months of fiscal year 2004 was $9,552,000 or $0.83 per diluted share, an increase of 66% when compared to net income of $5,742,000 or $0.54 per diluted share for the first nine months of fiscal year 2003. Net income did not grow proportionately with operating income during the first nine months of fiscal year 2004 when compared to the same period of fiscal year 2003 because our tax rate increased significantly. Our tax rate for the first nine months of fiscal year 2003 was 15%. We estimate that our tax rate for the fourth quarter of fiscal year 2004 could be approximately 40% or greater resulting in an estimated annual tax rate between 34% and 35%.

New orders received during the third quarter of fiscal year 2004 were $35,417,000, down 14% compared to new orders received during the third quarter of fiscal year 2003 of $41,031,000. The Company believes this decline in new orders is within the typical fluctuations experienced in the U.S. Government procurement process. Order levels for the first nine months of fiscal year 2004 were $128,602,000, up 77% when compared to the $72,554,000 reported for the same period of fiscal year 2003. We believe the increase in new orders during the first nine months of fiscal year 2004, when compared to the first nine months of fiscal year 2003, is due to the U.S. Government’s emphasis on intelligence.

Regarding the third quarter operating results, Mr. Gary Yancey, President and Chief Executive Officer of the Company, commented, “The greatly increased level of orders compared to fiscal 2003 has challenged us to meet aggressive hiring requirements and to control capital expenditures. I am pleased that we have met these challenges and have been able to meet our contractual commitments. This has resulted in our increase in revenue compared to fiscal 2003.”

Mr. Yancey went on to say; “The program performance has been sufficiently good such that we have maintained good program profitability on our cost-reimbursable, development contracts. We have made decisions on inventory quantities of our equipment that have afforded good profitability on our equipment sales. We believe we have good visibility of requirements for equipments for the remainder of the fiscal year and this allows us to make the appropriate inventory decisions.”

Attached to this news release are unaudited condensed statements of operations and balance sheets for the third quarter and nine months ended July 30, 2004.

The Company will host a conference call on Tuesday, August 24, 2004 to discuss third quarter results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on August 24, 2004 at 5:00 p.m. EST/2:00 p.m. PST. There is no pass code required. This call may be listened to over PrecisionIR’s Investor Distribution Network, located at www.vcall.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. designs, develops, manufactures and markets advanced digital signal processing equipment to collect and process a wide range of telecommunications signals for signal reconnaissance applications. For additional Company-related information, visit the Company’s website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Forward-looking statements discussed in this release include statements as to the Company's continued growth throughout the year and into the foreseeable future; the future spending by the U.S. Government on intelligence gathering; the Company's ability to hire qualified personnel and such personnel's ability to obtain security clearances; the Company's plans for the future, including the steps it may take and the programs it will emphasize; the Company's beliefs concerning marketplace opportunities for its products and services; and beliefs concerning contractual opportunities for orders. The risks and uncertainties associated with these statements include whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether the Company will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by the Company will be profitable and whether any such contracts might be terminated prior to completion; whether the Company will be able to hire additional qualified staff as needed; the ability to successfully enter new marketplaces; the Company's ability to maintain profitability; and other risks detailed from time to time in the Company's SEC reports including its latest Form 10-K filed for the fiscal year ended October 31, 2003. The Company assumes no obligation to update the information provided in this news release.

APPLIED SIGNAL TECHNOLOGY, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE PERIODS ENDING JULY 30, 2004 AND AUGUST 1, 2003 (Unaudited) (In thousands except per share data)
	Three Months Ended		Six Months Ended
	July 30, 2004 -----------	August 1 , 2003 -----------	July 30, 2004 -----------	August 1 , 2003 -----------
Revenues from contracts	$ 38,275	26,002	$ 103,380	$ 66,261
Operating expenses:
Contract costs	24,629	17,538	67,075	42,950
Research and development	4,413	2,281	9,969	5,882
General and administrative	3,631 ----------	4,268 ----------	12,846 ----------	10,994 ----------
Total operating expenses	32,673 ----------	24,087 ----------	89,890 ----------	59,826 ----------
Operating income	5,602	1,915	13,490	6,435
Interest income/(expense), net	121 ----------	120 ----------	399 ----------	320 ----------
Income before provision for income taxes	5,723	2,035	13,889	6,755
Provision (benefit) for income taxes	2,264 ----------	305 ----------	4,337 ----------	1,013 ----------
Net income	$ 3,459 ==========	$ 1,730 ==========	$ 9,552 ==========	$ 5,742 ==========
Net income per share - basic	$0.31	$0.16	$0.87	$0.55
Average shares - basic	11,120	10,579	10,988	10,367
Net income per share - diluted	$0.29	$0.16	$0.83	$0.54
Average shares - diluted	11,734	11,049	11,578	10,703

APPLIED SIGNAL TECHNOLOGY, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	July 30, 2004 ----------- (unaudited)	October 31, 2003 -----------
ASSETS
Current assets:
Cash and cash equivalents	$25,585	$5,372
Short term investments	19,743	34,747
Accounts receivable	35,955	26,562
Inventory	6,209	6,875
Prepaids and other current assets	3,532 ---------	3,545 --------
Total current assets	91,024	77,101
Property and equipment, at cost	61,804	59,138
Accumulated depreciation and amortization	(49,803) --------	(46,897) --------
Net property and equipment	12,001	12,241
Other assets	2,000 --------	605 --------
Total assets	$105,025 ========	$89,947 ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued payroll and benefits	$12,225	$10,579
Other accrued liabilities	3,546	2,833
Income taxes payable	1,052 --------	134 --------
Total current liabilities	16,823	13,546
Other liabilities	300	183
Shareholders' equity	87,902 --------	76,218 --------
Total liabilities and shareholders' equity	$105,025 ========	$89,947 ========

Exhibit 99.2
Transcript of conference call held on August 24, 2004

CALLSTREET EVENT PAGE

http://www.callstreet.com/call_schedule.asp?eventid=21262

The CallStreet event page contains CallStreet Transcripts, CallStreet Reports® and supplemental information including a link to the company's press release associated with this call.

PARTICIPANTS

Gary L. Yancey – Chairman, President, CEO
James Doyle – CFO

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon, ladies and gentlemen and welcome to the Applied Signal Technology Third Quarter 2004 Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press "*" "0" on your telephone keypad. As a reminder this conference is being recorded. It is now my pleasure to introduce your host, Mr. Gary Yancey, Chief Executive Officer and President of Applied Signal Technology. Thank you, Mr. Yancey, you may begin.

Gary Yancey, Chairman, President, and CEO

And thank you, Ken, and I would like to welcome everybody to our call this afternoon for third quarter results. Perhaps many of you have seen the press release that I believe came out about an hour ago, but we will follow the normal format that we follow. I have Jim Doyle on the conference call as well. He is our Chief Financial Officer and Vice President of Finance, and I'll let him start out by just recapping the financials that were presented in the press release and then we'll follow that with questions for any of the participants. So, go ahead, Jim.

James Doyle, CFO and Vice President of Finance

Thanks, Gary. Good afternoon, everyone. I would like to welcome you to the phone call today.

I'll review our financial performance, but let me begin with the obligatory safe harbor statement. Our presentation today may contain forward-looking statements which reflect the Company's current judgment on future events. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this call, important factors which could cause actual results to differ materially are contained in the Company's recent 10-Qs and 10-K.

We are very pleased with our third quarter results. Revenues for the third quarter of fiscal 2004 were approximately 38.3 million, representing a 47% increase compared to revenues of approximately 26 million recorded during the third quarter of fiscal 2003. Revenues for the first nine months of fiscal 2004 were approximately 103.4 million, up 56% from revenues of 66.3 million recorded during the first nine months of fiscal 2003.

Our operating income for the third quarter and first nine months of fiscal 2004 grew nicely with the revenue growth. Operating income for the third quarter of fiscal 2004 was 5.6 million, representing approximately 193% increase in the operating income when compared to 1.9 million recorded during the third quarter of fiscal 2003. Our significant improvement in operating income during the third quarter was due in part to our revenue growth and in part to improved program profitability that included finalizing all of the terms of several of our larger cost-reimbursable development contracts.

Operating income for the first nine months of fiscal 2004 was 13.5 million, representing approximately 110% increase when compared to 6.4 million recorded during the same period of fiscal 2003. Our significant improvement in operating income for the first nine months was due in part to our growth in revenues and in part to an increase in program profitability generated from the sale of certain products.

The effective tax rate for the third quarter of fiscal 2003 - excuse me, fiscal 2004 is approximately 40%. Upon completion of the third quarter of fiscal 2004, our profit was greater than anticipated and we determined that our estimated profit before taxes for fiscal 2004 could be greater than we had previously planned. As a result, we increased our estimated tax rate. We estimate that our effective tax rate for the fourth quarter of fiscal 2004 could be approximately 40% or greater, for a full year 2004 effective tax rate between 34% and 35%.

This activity resulted in $3.5 million of net income for the third quarter of fiscal 2004, which represented a 100% increase when compared to the 1.7 million in net income recorded during the third quarter of fiscal 2003. Net income for the first nine months of fiscal 2004 was 9.6 million representing a 66% increase when compared to the 5.7 million in net income recorded during the first nine months of fiscal 2003.

The company booked approximately 35 million in new orders during the third quarter of fiscal 2004 compared to 41 million during the third quarter of fiscal 2003. New orders for the first nine months of fiscal 2004 were approximately 128 million compared to approximately 73 million in new orders received during the first nine months of fiscal 2003.

We continue to believe that there is a renewed interest in signal intelligence by the U.S. government to respond to the threat of terrorist activities in the war against terrorism. We also believe that our company is well positioned to benefit from the spending that might result.

Let me turn your attention to the balance sheet. As you can see, it continues to improve and remains very strong. Cash and short-term investments were approximately 45 million at the end of the third quarter. This includes the payment of 3.4 million in dividends during the first nine months of fiscal 2004.

As a reminder, our Board of Directors increased the annual dividend at the November 2003 meeting to $0.50 per share, payable at a quarterly rate of $0.125 per share. Shareholders of record at January 30, 2004, April 30, 2004 and July 30, 2004 received a quarterly payment of $0.125 per share.

The significant change in the amount of cash on the balance sheet compared to short-term investments is due to the Company adopting a shorter average maturity on our securities to help protect against interest rate changes.

Accounts receivable totals were approximately 36 million. Included in accounts receivable are billed receivables of about 19 million, and unbilled receivables of about 17 million. And as you can see as far as liabilities, there continues to be no long-term debt, which provides us with significant liquidity and financial flexibility.

That's my overview of the quarter. I'll turn it back to Gary and we'll go from there.

Gary Yancey, Chairman, President, and CEO

Thanks, Jim. I actually don't have much to add.

I would reiterate that the fairly significant increase in orders in the first nine months of 2004 continues to have us believing that the U.S. government definitely realizes the importance of good intelligence and timely intelligence on any of the warring factions around the world. Obviously, the 9/11 report only emphasized that all the more that, there had been breakdowns and it definitely needed to be improved. It's our belief that continued spending and perhaps even increases in spending on intelligence will occur for the next number of years.

As I said in the press release, I have also been pleased that we've been able to stay up with a fairly aggressive growth requirement and in particular, hiring of staff and staff that we can get cleared and hiring cleared staff and we believe that we're keeping our program performance on par with adequate performance to where we will continue to be looked upon as an asset to the defense community by the U.S. government.

So with that, I'll turn it back to Ken to explain how you can go about asking your questions.

QUESTION AND ANSWER SECTION

Operator: Thank you, sir. Ladies and gentlemen, at this time, we will be conducting a question and answer session. If you would like to ask a question, please press "*" "1" on your telephone keypad. The confirmation tone will indicate that your line is in the question queue. To remove your question from the queue, please press "*" "2". For participants using speaker equipment, it may be necessary to pick up your handset before pressing the "*" keys. We will now pause for a moment to take in your questions.

Our first question comes from Steve Levenson with Advest.

<Q – Stephen Levenson>: Good afternoon, Gary and Jim.

<A>: Hi, Steve.

<Q – Stephen Levenson>: First of all, your G&A expenses looked a little lower this quarter than certainly we had thought, lower than they were last quarter, can you tell us, was this just a quarterly phenomena or was there some savings that will continue going forward?

<A – James Doyle>: Well, the short answer, Steve, is it is a quarterly phenomenon. Part of the problem is the use of target indirect rates at interim reporting periods. That does cause a problem here, but our G&A spending has been lower this fiscal year. I believe that it will start to trend up as we start hiring on the G&A side. We've – we've been in periods where we've had fast revenue growth and G&A spending has lagged during those periods. We need to increase that G&A spending to keep up with the growth in revenues. So there is a combination of things. There is the perturbation caused by target rates and then just the fact that we do have to increase our G&A spending as we grow that revenue.

<Q – Stephen Levenson>: Okay. So in other words that had to do with your contract profitability, this was the pickup that came at the end?

<A – James Doyle>: That, that--

<A – Gary Yancey>: … Steve, because you remember with government accounting that that doesn't necessarily just flow through, the profitability really had to do with a couple of things. We definitized some contracts that had not been definitized. And the Company's policy is to not take profit on contracts until we have all terms defined.

<Q – Stephen Levenson>: Okay.

<A – Gary Yancey>: Once those were defined, then there was kind of a lump profit that had been, basically you could have claimed inventory, but it wasn't, that we took and then we did realize some pretty good profitability on some of our standard products. In fact, some of these products we had taken out of inventory and had recognized some pretty good cost savings because of the quantities in which we built them.

<Q – Stephen Levenson>: Okay. Thank you. Secondly, how many engineers did you add during the quarter?

<A – James Doyle>: We've had total hiring of about 100 people year-to-date. Let's see, I don’t know, Gary, what, about 30 through the quarter?

<A – Gary Yancey>: I would have actually guessed maybe 20. It slowed a little bit into the summer, although perhaps not. The simple answer would be to go ahead and use 30, Steve, and kind of assume we've been close to linear in our increase.

<Q – Stephen Levenson>: Okay. Thank you. And lastly, there was an article in the paper the other day about eavesdropping on voice-over IP telephone calls. Do have you any involvement in that? Do you think you will have involvement in that and where do you see some of the contracts coming over the next couple of months?

<A – Gary Yancey>: We're becoming involved in voice-over IP. Whatever new telecommunication technology is going to be adopted worldwide, the company will invest in and will also be funded through R&D contracts to invest in to develop SIGINT capabilities against those technologies. Voice-over IP is absolutely a technology that is being seen, is being adopted, as you know, and we have capabilities there to some extent. Frankly a lot of our effort still is in the R&D phase for voice-over IP to be able to get more of a standard product that can be delivered for – SIGINT against that.

<Q – Stephen Levenson>: Okay. Thanks very much.

<A – James Doyle>: Thanks, Steve.

Operator: Our next question comes from Steve Gish with Roth Capital Partners.

<Q – Rich Hion>: Hi. Good afternoon. It's actually Rich Hion sitting in for Steve Gish.

<A – James Doyle>: Hi, Rich.

<Q – Rich Hion>: Hi. First of all, my questions is in regards to Comtech's release the other day about licensing the Company's DoubleTalk™ product, can you explain a little bit about that?

<A – Gary Yancey>: What that is, Rich, is a technology that we started developing with one of the two commercial subsidiaries that spun out in roughly the 2000 timeframe. When we had to reabsorb the subsidiaries, we kept technology from both of the subsidiaries. In this particular case, this technology has a commercial application and what we were able to do was to partner with Comtech, whose renown as building commercial modems and has low cost production capabilities and had a way to embed the technology in one of their modem products. Actually it's a family of modem products. And so we licensed the technology and we invested a fairly small amount of additional investment to help them embed this technology in their platform and it is just now rolling out and that's why they had the press release.

<Q – Rich Hion>: Okay. Can we expect to see more penetration into the commercial market?

<A – Gary Yancey>: No.

<Q – Rich Hion>: Or is this - not really, okay.

<A – Gary Yancey>: Not really. We made a conscious effort – conscious decision when we had to reintegrate those subsidiaries that we did not want to make investments in the commercial marketplace again. However, we felt that it was prudent to not just abandon the fairly significant investment we had made in a couple of these technologies.

<Q – Rich Hion>: Sure.

<A – Gary Yancey>: And we definitely didn't want to pass up this opportunity, but think of the company as a SIGINT solution provider.

<Q – Rich Hion>: Okay and what was backlog at the end of the quarter?

<A – James Doyle>: Approximately 111 million.

<Q – Rich Hion>: Okay. And what was the revenue mix?

<A – James Doyle>: The revenue mix – for cost reimbursable type contracts, it was approximately 79% for Q3, fixed price contracts, approximately 21%. And that puts it, year-to-date, cost reimbursable contracts at about 77% and fixed price about 23%.

<Q – Rich Hion>: Okay. Great. Thank you very much.

<A>: Thank you.

Operator: The next question comes from Graham Tanaka from Tanaka Capital Management.

<Q – Graham Tanaka>: Hi, nice quarter, guys. Just wondering if you could tell us a little bit more about the contracts that were finalized in the quarter, kind of quantifying the size. And to what degree does that mean that the plate is clean in the next quarter? We don't have these, some of these larger cost reimbursables hitting the quarter?

<A – Gary Yancey>: One of them was our, another phase of our Army airborne program. And I think, Jim, wasn't that about total booking value around 4 million I think?

<A – James Doyle>: Yeah, and the pickup there, Gary, was for the quarter, was about 40K. There was a large – the second phase of a development program where we're trying to – where we're competing with – we're on a team that's competing with another company. We had a – that order was approximately $6 million. And we picked up approximately $300,000 there. And then we had another hardware order that picked up, couple hundred thousand dollars because we - that was about a $2 million order. We definitized that here in the third quarter. So it was a combination of those types of programs. As far as letter contracts that we, that might be in place here at the end of the third quarter, there wasn't anything of significance that would pick up in the fourth quarter.

<Q – Graham Tanaka>: Okay, and then so in other words, what you would regard as, by your terminology, pickup, was a little bit unusual and certainly non-recurring, was about 540,000?

<A – James Doyle>: Closer to a little over 600,000, Graham, the total. I was just doing that kind of from memory. It's a little over $600,000 increase as a result of finalizing the terms of those three orders.

<Q – Graham Tanaka>: And that only represents, by my calculation, about 1.5%, 1.57% of revenues for the quarter?

<A – James Doyle>: That's correct.

<Q – Graham Tanaka>: So the other, the rest of the lift in profitability was economies of scale and then I assume a more, a richer mix in terms of product?

<A – James Doyle>: Yes, it was a combination of those things, yes.

<Q – Graham Tanaka>: Roughly how much? Half and half or - ?

<A – James Doyle>: I don't know that answer.

<Q – Graham Tanaka>: Okay. Thank you. Congratulations.

<A – James Doyle>: Thanks.

Operator: Again, ladies and gentlemen, if you would like to ask a question, please press "*" "1" on your telephone keypad. Our next question comes from Mr. Jay Meier from MJSK Equity Research.

<Q – Jay Meier>: Hey, Gary, hey, Jim, good quarter.

<A>: Thanks.

<Q – Jay Meier>: Just a quick question about R&D. Your R&D levels jumped up as you predicted they would, but they aren't quite at that 15% number yet. Any thoughts about where that's – the trajectory of that number going forward over the short-term?

<A – Gary Yancey>: Remember our model is 12% of revenue.

<Q – Jay Meier>: Oh, I'm sorry. I thought it was 15. Okay. Well, you're on target. That's good. How about your taxes going forward? I know you had the Q4 tax thoughts out there, but are you looking for about 40% for the year in '05, or do you expect to recapture some R&D credits and things like that?

<A – Gary Yancey>: 40% is probably reasonable for planning purposes for next fiscal year, Jay. We've been quoted numbers in the 38% to 41% range for taxes for next year. So 40% for estimating purposes is probably reasonable.

<Q – Jay Meier>: Okay. Very good. Thank you.

<A – Gary Yancey>: Sure.

<A – James Doyle>: Thank you, Jay.

Operator: Our next question comes from Glen Schneider with SG Capital Management.

<Q – Glen Schneider>: Hi, guys, great quarter. I'm a generalist and I just want to understand better what should move the needle on the gross margin side. If you look at the next 12 months versus the previous 12 months what are the key factors and where do you think the gross margin side should trend? And then, just on the clarification on the SG&A, did you say that SG&A will go up as a percentage of sales as well? Or was that on just a dollar basis?

<A – James Doyle>: We, we would expect, Glen, that both will happen, that dollar – there will be a dollar increase in G&A and there will be an increased percentage of revenue will be spent on G&A, so both will happen.

<Q – Glen Schneider>: Will you be able to offset that percentage increase with gross margin improvement to keep the operating margins stable, or would you expect the operating margins to come down next year?

<A – Gary Yancey>: Well, again, with government contracting, that G&A will flow into the cost of sales and the revenue to where it won't erode gross margin. It's our belief that our mix will stay probably pretty typical as to – well '04, which is typical to '03 between the fixed price and cost reimbursable contracts and we think there will probably still be a similar mix in '05. So you would probably be looking at similar gross margins that we are experiencing right now.

<Q – Glen Schneider>: Okay. And do you guys have any color, or I'm not sure how you work with the street and the investment community. Do you guys give any color on what's a reasonable type of top line number to use for next year?

<A – James Doyle>: No. We haven't provided that kind of guidance.

<A – Gary Yancey>: What we do say, Glen, is that Jim and I will say that we're seeing buildup that could support 20-25% year-over-year growth for a number of years to come in the top line, and leave the rest as an exercise for the reader that has a four function calculator.

<Q – Glen Schneider>: Okay. Fair enough. I appreciate your help.

<A>: All right.

<A>: Thanks, Glen.

Operator: As a reminder, ladies and gentlemen, if you have a question, please press "*" "1". Our next question comes from Steve Levenson with Advest.

<Q – Stephen Levenson>: Hi, again, just a follow-up. As we're coming to the end of the government's fiscal year, do you think you might pick up some business from unfunded requirements where they might be able to sweep up some unused funding?

<A – Gary Yancey>: I don't know that they would be – the true unfunded requirement, Steve, because I think that's a longer process through Congress when it's what – at least I've been educated or told and maybe I'm not educated, but I have been told is a true unfunded requirement. But in essence, the same effect that I know you know about will occur where suddenly there can be some excesses in budget and there will be a 11th hour rush before September 30, to execute some orders, which many times manifest themselves in terms of orders for standard products, since it's something that we typically pre-negotiated prices on and can be ordered quickly. We believe with some of our military programs, we're going to see a little bit of that just from what we've been told, I guess, as recent as just last week and this week, that we may well see a bit of that. That isn't so much – that turns out not to be as much the excess budget that allows for additional funding as it was the bureaucracy of the government contracting process that's caused those orders to slip to the 11th hour, but I think there will be some amount of that phenomena. And, frankly, many times we don't have the total visibility in terms of the amount of equipment orders that might come in somewhat over the transom as a result of that. So we don't have a good estimate. The good news is if we're surprised, it's almost always an upside surprise, but we just never have the visibility to know if that's going to happen.

<Q – Stephen Levenson>: Okay. Thanks very much.

<A>: Thank you.

Operator: If there are any further questions from the audience, please press "*" "1." Gentlemen, we have no further questions at this time.

Gary Yancey, Chairman, President, and CEO

All right. Ken, I appreciate that. And then we would like to, again, thank all of you that participated in the conference call, and look forward to talking to you in our fourth quarter conference call. So that will end our presentation. Thanks.

Operator: Ladies and gentlemen, this concludes today's teleconference. Thank you for your participation. You may disconnect your lines at this time.

Disclaimer

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